                                                                   EXHIBIT 10(g)

                              EMPLOYMENT AGREEMENT

                            (William J. Lacourciere)

                  THIS AGREEMENT, made as of December 14, 2001, is by and among RESPIRONICS, INC., a Delaware corporation (the "Company"), NOVAMETRIX MEDICAL SYSTEMS INC., a Delaware corporation ("Novametrix"), and WILLIAM J. LACOURCIERE ("Employee"). This Employment Agreement will not become effective and will be null and void in its entirety if the Company's currently contemplated acquisition of Novametrix does not occur.

                              W I T N E S S E T H:

                  WHEREAS, the Company is engaged in the business of the design, development, manufacture, marketing and sale principally of cardiopulmonary and other medical equipment and services around the world;

                  WHEREAS, Employee has been employed by Novametrix and will be employed by the Company after the Company acquires Novametrix (the "Merger");

                  WHEREAS, Novametrix and Employee agree that their existing Employment Agreement, including any amendments thereto, will become null and void in all respects effective upon the closing of the Merger (the "Closing Date") so that no "Change in Control" occurs for purposes of said Employment Agreement, in consideration of, among other things, the Company completing the Merger and Employee's employment with the Company;

                  WHEREAS, Novametrix and Employee further agree that, other than any Success Bonus earned pursuant to the September 20, 2001 letter agreement between Employee and Novametrix, neither Novametrix nor the Company will owe Employee any monies as a result of Employee's change in employment from Novametrix to the Company other than as expressly set forth either herein or in the offer letter dated December 13, 2001 provided to Employee by the Company (the "Offer Letter");

                  WHEREAS, Employee possesses valuable knowledge and skills that will contribute to the successful operation of the Company's business;

                  WHEREAS, the Company and Employee have agreed to execute and deliver this Agreement, which is ancillary to and a condition of the Merger, in consideration, among other things, of (i) the access Employee will have to confidential or proprietary information of the Company, (ii) the access Employee will have to confidential or proprietary information to be acquired hereafter by the Company, (iii) the willingness of the Company to make valuable benefits available hereafter to Employee, (iv) the options, consideration and equity appreciation Employee will receive as a result of the Merger, and (v) Employee's receipt of compensation from time to time from the Company; and

                  WHEREAS, the Company desires to retain the services of Employee, and Employee is willing to accept employment with the Company, upon the terms and subject to the conditions hereinafter set forth.

                  NOW, THEREFORE, intending to be legally bound, the Company agrees to employ Employee, and Employee hereby agrees to be employed by the Company, upon the following terms and conditions:

                                    ARTICLE I

                                   EMPLOYMENT

                  1.01. Office. Effective at the Closing Date, Employee will be employed as President, Cardiopulmonary Monitoring of the Company and in such other capacities commensurate with such position as the President of the Hospital Division of the Company may from time to time determine, and in such capacity or capacities shall use his best energies or abilities in the performance of his duties hereunder and as prescribed in the By-Laws of the Company.

                  1.02. Term. Subject to the terms and provisions of Article II hereof, Employee shall be employed by the Company for a period of one year (the "Term"), commencing on the Closing Date. Subject to the terms and provisions of
Article II hereof, the Term shall automatically be extended for an additional year (i.e., a rolling one-year Term) unless, not less than ninety (90) days prior to the expiration of the then-current year of the Term, either Employee or the Company shall advise the other that the Term will not be further extended.

                  1.03. Base Salary. During his employment hereunder, compensation shall be paid to Employee by the Company at the rate of $250,000 per annum (the "Base Salary"), payable every other week in equal installments. The Base Salary to be paid to Employee may be adjusted upward or downward (but not below the amount specified in the preceding sentence) by the Board of Directors or the President of the Company at any time (but not less frequently than annually) based upon Employee's contribution to the success of the Company and on such other factors as the Board of Directors or the President of the Company shall deem appropriate.

                  1.04. Employee Benefits. During his employment hereunder, Employee shall have the right to participate in and receive benefits under and in accordance with the then-current provisions of the other incentive, profit sharing, 401(K), stock option and stock purchase plans, life, health, disability and accident insurance, hospitalization and other incentive and benefit plans or programs (except for any such plan in which Employee may not participate pursuant to the terms of such plan or Employee's geographic location) which are outlined in the Offer Letter, Employee's participation to be on a basis commensurate with other employees considering their respective responsibilities and compensation. The parties recognize, as outlined in the Offer Letter, there will be a transition period in converting Employee to certain Company plans. Employee shall also be entitled to be reimbursed for all reasonable expenses incurred by him in the performance of his duties hereunder. Service with Novametrix will constitute service for purposes of Company policies like vacation.

                  1.05. Principal Place of Business. The headquarters and principal place of business of the Company is located in Pittsburgh, Pennsylvania. For Employee's convenience, Employee's principal place of business will be in Wallingford, Connecticut, and he will reside within a reasonable distance thereof.

                                   ARTICLE II

                                   TERMINATION

                  2.01. Illness, Incapacity. If, during the Term of Employee's employment hereunder, Employee shall be prevented from effectively performing his duties hereunder by reason of illness or disability and such failure so to perform shall have continued for a period of not less than three months, then the Company may, by written notice to Employee, terminate Employee's employment hereunder effective at any time after such three month period and after fifteen
(15) business days advance written notice of intent to do so. Upon expiration of the fifteen (15) days notice, together with payment of any salary accrued and unpaid under Section 1.03 hereof, Employee's employment and all obligations of the Company under Articles I and II hereof shall forthwith terminate, provided, however, that the Employee shall be deemed to have retired from the Company on the date of termination of his employment and shall be entitled to receive the retirement benefit provided for in Section 2.07. The obligations of Employee under Article IV hereof shall continue notwithstanding termination of Employee's employment pursuant to this Section 2.01.

                  2.02. Death. If Employee dies during the Term of his employment hereunder, Employee's employment hereunder shall terminate and all obligations of the Company hereunder, other than any obligations with respect to the payment of accrued and unpaid salary under Section 1.03 and any payments under Section 2.07, shall terminate.

                  2.03. Company Termination. (a) For Cause. In the event that, in the reasonable judgment of the President of the Hospital Division, and after Employee has been given five business days to offer any explanation for his actions, Employee shall have (a) been guilty of any act of dishonesty material with respect to the Company, (b) been convicted of a crime involving moral turpitude, (c) intentionally disregarded the provisions of this Agreement in any material respect or (d) intentionally disregarded express instructions of the Board of Directors or the President of the Hospital Division with respect to material matters of policy, continuing in the case of clause (d) for a period of not less than five (5) days after notice of such disregard, the Company may terminate this Agreement effective at such date as it shall specify in a written notice to Employee after providing Employee ten (10) business days notice of intent to terminate and an opportunity during that ten (10) day period to explain his actions. Any such termination by the Company shall be deemed to be termination "for cause". Upon termination, assuming payment of any salary accrued and unpaid under Section
1.03 hereof, Employee's employment and all obligations of the Company under Articles I and II hereof shall forthwith terminate. The obligations of Employee under Article IV hereof shall continue notwithstanding termination of Employee's employment pursuant to this Section 2.03(a).

                  (b) Without Cause. Notwithstanding the duration of the Term hereof, Employee's employment hereunder may be terminated at any time by the Company without cause if the President of the Hospital Division so determines, after fifteen (15) business days advance notice of intent to do so. Subject to the payment of any salary accrued and unpaid under Section 1.03, all obligations of the Company under Articles I and II cease upon termination except as set forth in Section 2.05. The obligations of Employee under Article IV hereof shall continue notwithstanding termination of Employee's employment pursuant to this
Section 2.03(b).

                  2.04. Employee Termination. Employee agrees to give the Company ninety (90) days prior written notice of the termination of his employment with the Company. Simultaneously with such notice, Employee shall inform the Company in writing as to his employment/consulting plans following the termination of his employment with the Company. In the event Employee has terminated his employment with the Company because there has been: (a) a decrease in Employee's salary below $250,000 per year or a material adverse change in his duties or responsibilities, (b) a change in Employee's principal place of business to a location not within 30 miles of its present location, (c) any significant and prolonged increase in the traveling requirements applicable to the discharge of Employee's responsibilities, or (d) a material breach of this Agreement by the Company, Employee shall be entitled to the compensation provided for in Section 2.05 upon such termination; provided that Employee must provide notice of termination within thirty (30) days of the occurrence of a change Employee believes to be covered by clause (a), (b), (c) or (d) herein in order to claim that the termination is because of such change. The Company in turn has thirty (30) days to correct any such action and, if it does so, Employee shall not be entitled to terminate his employment under this Section. Otherwise, all obligations of the Company under Articles I and II cease upon termination, except for the payment of any salary accrued and unpaid under
Section 1.03. The obligations of Employee under Article IV hereof shall continue notwithstanding termination of Employee's employment pursuant to this Section 2.04.

                  2.05. Termination Payments. Notwithstanding the remaining time in the Term, if the Company terminates Employee's employment without cause pursuant to Section 2.03(b), or Employee terminates his employment pursuant to the third sentence of Section 2.04, or the Company gives Employee a notice of non-extension pursuant to Section 1.02, Employee shall be paid at a rate of $9,207.69 every other week for thirty-six (36) months from the date of termination (the "Salary Continuation Period"). In addition to these termination payments, until the earlier of (i) the end of the Salary Continuation Period and
(ii) the time when Employee obtains employment with such coverage, the Company will provide Employee with health and dental insurance coverage as though Employee remained an employee. Employee will be required to pay the same portion of the premium for such insurance coverage as if Employee remained an employee. Employee shall be under no obligation to seek subsequent employment and upon obtaining subsequent employment shall be under no obligation to offset any amounts earned from such subsequent employment (whether as an employee, a consultant or otherwise) against the termination payments. Employee agrees to inform the Company of his employment/consulting jobs during the period of time which Employee is receiving money under this Section.

                  2.06.  Intentionally Left Blank.

                  2.07     Retirement.

                  (a) The Employee may retire from the Company upon, or at any time subsequent to, his attaining age 65. In the event of retirement of the Employee as provided in this Section 2.07, the Company shall pay the Employee a Retirement Benefit in an amount (the "Normal Retirement Benefit") equal to three times the higher of (a) $250,000 or (b) the Employee's average annual cash compensation (salary and bonus, excluding any Success Bonus) during the five (5) most recent taxable years ending prior to the date of retirement. The Company's taxable year will be used as the measuring period for each of the five years even though Employee may have been employed by Novametrix for some of the years.

                  (b) The Employee may also retire from the Company upon, or at any time subsequent to, his attaining age 62, and prior to his attaining age 65, upon six (6) months prior notice to the Company. In the event of retirement of the Employee as provided in this
                           Section 2.07(b), the Company shall pay the Employee a Retirement Benefit in an amount equal to the Applicable Percentage (as determined below) of the Normal Retirement Benefit:

                           If Retirement Occurs                                 Applicable Percentage

                           Upon or after attaining age 62                               90.00%
                           but before attaining age 63

                           Upon or after attaining age 63                               93.33%
                           but before attaining age 64

                           Upon or after attaining age 64                               96.66%
                           but before attaining age 65

                  (c)      The Retirement Benefit shall be payable in thirty-six
                           (36) equal monthly installments commencing on the first day of the month following the month in which the date of retirement occurs and continuing thereafter on the first day of each succeeding month until paid in full. The Employee may elect to have the Retirement Benefit paid over a longer period than thirty-six (36) months (but not exceeding one hundred twenty (120) months), such election to be made by notice to the Company given not later than the date of retirement. If the Employee dies following commencement of payment of the Retirement Benefit but before payment of all installments of the Retirement Benefit, the remaining installments shall be paid by the Company to the Employee's spouse or, if she shall not be then living or if she dies before payment of all such installments, to the Employee's estate, until paid in full.

                  (d) In the event of the death of the Employee after the date hereof while employed by the Company and prior to commencement of payment of the Retirement Benefit, and notwithstanding the provisions of Section 2.02 of this Agreement, the Company shall pay a Survivor's Retirement Benefit to the Employee's spouse or, if she shall not be then living, to the Employee's estate. The Survivor's Retirement Benefit shall be in the same amount as the Retirement Benefit which would have been payable to the Employee if he had retired on the date of his death. The Survivor's Retirement Benefit shall be payable in thirty-six (36) equal monthly installments commencing on the first day of the month following the month in which the date of death of the Employee occurs and continuing thereafter on the first day of each succeeding month until paid in full. If the Employee's spouse dies before payment of all installments of the Survivor's Retirement Benefit, the remaining installments shall be paid by the Company to the Employee's spouse's estate, until paid in full.

                  (e) The obligation of the Company to pay the Retirement Benefit to the Employee, his spouse or his or her estate is an unfunded promise of the Company. Payment of the Retirement Benefit shall be made from the general assets of the Company. No person shall have or acquire any interest in any specific assets of the Company as a result of this Agreement. The rights of the Employee, his spouse and his estate under this Agreement shall be no greater than the rights of an unsecured general creditor of the Company.

                  (f) The Employee, his spouse and his estate shall not have any power or right to transfer, assign, anticipate, hypothecate or otherwise encumber any part or all of the Retirement Benefit payable hereunder. The Retirement Benefit shall not be subject to seizure by any creditor of the Employee, his spouse or his estate, by a proceeding at law or in equity. The Retirement Benefit is not transferable by operation of law in the event of the bankruptcy or insolvency of the Employee, his spouse or his estate. Any such attempted assignment or transfer shall be void.

                  (g) Notwithstanding the fact that the Company may have delivered a notice of intent to terminate under
                           Section 2.03, Employee may elect to retire before the effective date of termination. For purposes of clarity, if Employee or his wife or estate receives a benefit under this Section 2.07, he, she or it shall not receive payments under any other Section of this Agreement, because retirement would preclude a termination.

                  2.08. Benefit Terms. Employee's rights after termination from employment, if any, with respect to stock options, and his rights under Company pension and welfare benefit plans and programs, shall be determined in accordance with the provisions of the applicable plan or program.

                                   ARTICLE III

                           EMPLOYEE'S ACKNOWLEDGMENTS

                  Employee recognizes and acknowledges that: (a) in the course of Employee's employment by the Company it will be necessary for Employee to acquire information including, without limitation, information concerning the Company's sales, sales volume, sales methods, sales proposals, customers and prospective customers, identity of customers and prospective customers, identity of key purchasing personnel in the employ of customers and prospective customers, amount or kind of customer's purchases from the Company, the Company's sources of supply, the Company's computer programs, system documentation, special hardware, product hardware, related software development, the Company's manuals, formulae, processes, methods, machines, compositions, ideas, improvements, inventions or other confidential or proprietary information belonging to the Company or relating to the Company's affairs (collectively referred to herein as the "Confidential Information"); (b) for purposes of this Employment Agreement, confidential information of an affiliate of the Company or of a person or entity with which the Company explores or conducts business is considered to be Confidential Information; (c) the Confidential Information is the property of the Company; (d) the use, misappropriation or disclosure of the Confidential Information would constitute a breach of trust and could cause irreparable injury to the Company; and (e) it is essential to the protection of the Company's good will and to the maintenance of the Company's competitive position that the Confidential Information be kept secret and that Employee not disclose the Confidential Information to others or use the Confidential Information to Employee's own advantage or the advantage of others. For purposes of this Agreement, Confidential Information shall not include any information that is in the public domain, so long as such information is not in the public domain as a result of any

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action or inaction by Employee which would constitute a violation of this
Agreement or the Company's policies with respect to such information.

                  Employee further recognizes and acknowledges that it is essential for the proper protection of the business of the Company that Employee be restrained, but only to the extent hereinafter provided (a) from soliciting or inducing any employee of the Company to leave the employ of the Company, (b) from hiring or attempting to hire any employee of the Company, (c) from soliciting the trade of or trading with the customers and suppliers of the Company, and (d) from competing against the Company for a reasonable period following the termination of Employee's employment with the Company.

                  Employee further recognizes and understands that his duties at the Company may include the preparation of materials, including written or graphic materials, and that any such materials conceived or written by him shall be done as "work made for hire" as defined and used in the Copyright Act of 1976, 17 USC Section 1 et seq. In the event of publication of such materials, Employee understands that the Company will solely retain and own all rights in said materials, including right of copyright, and that the Company may, at its discretion, on a case-by-case basis, grant Employee by-line credit on such materials as the Company may deem appropriate.

                  For purposes of interpreting Article III and Article IV hereof, the acknowledgments, covenants and obligations of Employee with respect to the Company apply equally with respect to its affiliates.

                                   ARTICLE IV
                       EMPLOYEE'S COVENANTS AND AGREEMENTS

                  4.01. Non-Disclosure of Confidential Information. Employee agrees to hold and safeguard the Confidential Information in trust for the Company, its successors and assigns and agrees that he shall not, without the prior written consent of the Company, misappropriate or disclose or make available to anyone for use outside the Company's organization at any time, either during his employment with the Company or subsequent to the termination of his employment with the Company for any reason, including without limitation termination by the Company for cause or without cause, any of the Confidential Information, whether or not developed by Employee, except as required in the performance of Employee's duties to the Company.

                  4.02. Disclosure of Works and Inventions/Assignment of Patents and Other Rights. (a) Employee shall disclose promptly to the Company or its nominee any and all works, inventions, discoveries and improvements authored, conceived or made by Employee during the period of employment and related to the business, prospective business or activities of the Company, and hereby assigns and agrees to assign all his interest therein to the Company or its nominee. Whenever requested to do so by the Company, Employee shall execute any and all applications, assignments or other instruments, and otherwise cooperate with the Company at no expense to Employee, to

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assist the Company in applying for and obtaining Letters Patent or Copyrights of the United States or any foreign country or to otherwise protect the Company's interest therein. Such obligations shall continue beyond the termination of employment with respect to works, inventions, discoveries and improvements authored, conceived or made by Employee during the period of employment, and shall be binding upon Employee's assigns, executors, administrators and other legal representatives.

                  (b) Employee agrees that in the event of publication by Employee of written or graphic materials the Company will retain and own all rights in said materials, including right of copyright.

                  4.03. Duties. Employee agrees to be a loyal employee of the Company. Employee agrees to devote his best efforts full time to the performance of his duties for the Company, to give proper time and attention to furthering the Company's business, and to comply with all rules, regulations and instruments established or issued by the Company. Employee further agrees that during the term of this Agreement, Employee shall not, directly or indirectly, engage in any business which would detract from Employee's ability to apply his best efforts to the performance of his duties hereunder. Employee also agrees that he shall not usurp any corporate opportunities of the Company. Employee is not prohibited from serving on the Board of Directors of community, civic or charitable organizations not involving any conflict of interest or interference with the performance of his duties for the Company.

                  4.04. Return of Materials. Upon the termination of Employee's employment with the Company for any reason, including without limitation termination by the Company for cause or without cause, Employee shall promptly deliver to the Company all correspondence, drawings, blueprints, manuals, letters, notes, notebooks, reports, flow-charts, programs, proposals and any documents concerning the Company's customers or concerning products or processes used by the Company and, without limiting the foregoing, will promptly deliver to the Company any and all other documents or materials containing or constituting Confidential Information.

                  4.05. Restrictions on Competition. Employee covenants and agrees that during the period of Employee's employment hereunder, plus a period of (i) three (3) years following the termination of Employee's employment or
(ii) such longer period during which Employee is receiving payments pursuant to
Section 2.05 herein, including without limitation retirement, termination by the Company for cause or without cause, Employee shall not, in the United States of America or in any other country of the world in which the Company has done business at any time during the last three years prior to termination of Employee's employment with the Company, engage, directly or indirectly, whether as principal or as agent, officer, director, employee, consultant, shareholder, or otherwise, alone or in association with any other person, corporation or other entity, in any Competing Business. For purposes of this Agreement, the term "Competing Business" shall mean and include any person, corporation or other entity which develops, manufactures, sells, markets or attempts to develop, manufacture, sell or market any product or services which are the same as, similar to or compete with the Products and services (i) sold by the Company at any time and from time to time during the last three years prior to the termination of Employee's employment hereunder or
(ii) which are active research and development projects of the Company of which Employee is aware at the time of termination.

                  4.06. Non-Solicitation of Customers and Suppliers. Employee agrees that during his employment with the Company he shall not, directly or indirectly, solicit the trade of, or trade with, any customer, prospective customer, supplier, or prospective supplier of the Company for any business purpose other than for the benefit of the Company, with respect to any products competitive with those of the Company. Employee further agrees that for two years following termination of his employment with the Company, including without limitation termination by the Company for cause or without cause, Employee shall not, directly or indirectly, solicit the trade of, or trade with, any customers or suppliers, or prospective customers or suppliers, of the Company with respect to any products competitive with those of the Company.

                  4.07. Non-Solicitation of Employees. Employee agrees that, during his employment with the Company and for two years following termination of Employee's employment with the Company, including without limitation termination by the Company for cause or without cause, Employee shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of the Company to leave the Company for any reason whatsoever, or hire any employee of the Company.

                                    ARTICLE V
                    EMPLOYEE'S REPRESENTATIONS AND WARRANTIES

                  5.01. No Prior Agreements. Employee represents and warrants that he is not a party to or otherwise subject to or bound by the terms of any contract, agreement or understanding which in any manner would limit or otherwise affect his ability perform his obligations hereunder, including without limitation any contract, agreement or understanding containing terms and provisions similar in any manner to those contained in Article IV hereof. Employee further represents and warrants that his employment with the Company will not require him to disclose or use any confidential information belonging to prior employers, other than Novametrix and its subsidiaries, or other persons or entities.

                  5.02. Employee's Abilities. Employee represents that his experience and capabilities are such that the provisions of Article IV will not prevent him from earning his livelihood, and acknowledges that it would cause the Company serious and irreparable injury and cost if Employee were to use his ability and knowledge in competition with the Company or to otherwise breach the obligations contained in Article IV.

                  5.03. Remedies. In the event of a breach by Employee of the terms of this Agreement, the Company shall be entitled, if it shall so elect, to institute legal proceedings to obtain damages for any such breach, or to enforce the specific performance of this Agreement by Employee and to enjoin Employee from any further violation of this Agreement and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law. Employee acknowledges, however, that the remedies at law for any breach by him of the provisions of this Agreement may be inadequate and that the Company shall be entitled to injunctive relief against him in the event of any breach.

                                   ARTICLE VI
                                  MISCELLANEOUS

                  6.01. Authorization to Modify Restrictions. It is the intention of the parties that the provisions of Article IV hereof shall be enforceable to the fullest extent permissible under applicable law, but that the unenforceability (or modification to conform to such law) of any provision or provisions hereof shall not render unenforceable, or impair, the remainder thereof. If any provision or provisions hereof shall be deemed invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to modify, as necessary, the offending provision or provisions and to alter the bounds thereof in order to render it valid and enforceable or, if necessary, to delete the offending provision.

                  6.02. Tolling Period. The non-competition, non-disclosure and non-solicitation obligations contained in Article IV hereof shall be extended by the length of time during which Employee shall have been in breach of any of the provisions of such Article IV.

                  6.03. Entire Agreement. This Agreement, along with the Offer Letter, represents the entire agreement of the parties with respect to the subject matter herein and supercedes any prior or contemporaneous written or oral representations, understandings, discussions or agreements concerning the subjects covered herein. This Agreement may be amended only by a writing signed by both parties.

                  6.04. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to conflict of law principles.

                  6.05. Consent to Jurisdiction; Venue. Employee hereby irrevocably submits to the personal jurisdiction of the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas of Allegheny County, Pennsylvania in any action or proceeding arising out of or relating to this Agreement, and Employee hereby irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in either such court. Employee hereby irrevocably waives any objection which he now or hereafter may have to the laying of venue of any action or proceeding arising out of or relating to this Agreement brought in the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas of Allegheny County, Pennsylvania and any objection on the ground that any such action or proceeding in either of such Courts has been brought in an

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inconvenient forum. Nothing in this Section 6.05 shall affect the right of the
Company to bring any action or proceeding against Employee or his property in the courts of other jurisdictions where the Employee resides or has his principal place of business or where such property is located.

                  6.06. Service of Process. Employee hereby irrevocably consents to the service of any summons and complaint and any other process which may be served in any action or proceeding arising out of or related to this Agreement brought in the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas of Allegheny County by the mailing by certified or registered mail of copies of such process to Employee at his address as set forth on the signature page hereof.

                  6.07. Agreement Binding. The obligations of Employee under this Agreement shall continue after the termination of his employment with the Company for any reason, with or without cause, and shall be binding on, and inure to the benefit of, his heirs, executors, legal representatives and assigns. If the Employee should die while any amounts are still payable to him hereunder, including under Section 2.05, all such amounts shall be paid in accordance with the terms of this Agreement to the Employee's devisee, legatee, or designee or, if there be no such designee, to the Employee's estate. This Agreement also shall be binding upon, and inure to the benefit of, any successors and assigns of the Company.

                  6.08. Successor to the Company. The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Employee, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Any failure of the Company to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement and shall entitle the Employee to terminate the Employee's employment and to receive the payments and other benefits set forth in Section
2.05 as if Employee had been terminated without cause . As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor or assign to its business and/or assets as aforesaid.

                  6.09. Counterparts, Section Headings. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The section headings of this Agreement are for convenience of reference only and shall not affect the construction or interpretation of any of the provisions hereof.

                  6.10. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (a) hand delivered, (b) mailed, registered mail, first class postage paid, return receipt requested, (c) sent via an established overnight delivery service or courier, delivery acknowledgment requested:

                  if to the Company:

                  1501 Ardmore Boulevard
                  Pittsburgh, PA  15221-4401
                  Attn:  General Counsel

                  if to Employee, at the address set forth on the signature page hereof or to such other address or to such other person as either party hereto shall have last designated by notice to the other party.

                  Employee acknowledges that he has read and understands the foregoing provisions and that such provisions are reasonable and enforceable.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed the day and year first above written.

Witness:

/s/ Kristen Daly                          /s/ William J. Lacourciere
-----------------------------------       -------------------------------------
                                          WILLIAM J. LACOURCIERE

                                          Address:  577 Jarvis Street
                                                    Cheshire Connecticut  06410


/s/ Kristen Daly                          /s/ Thomas M. Patton
-----------------------------------       -------------------------------------
                                          NOVAMETRIX MEDICAL SYSTEMS, INC.

Attest

                                          RESPIRONICS, INC.

/s/ Dorita A. Pishko                      By:/s/ Daniel J. Bevevino
-----------------------------------          ----------------------------------
          Secretary

                                          Print Name:  Daniel J. Bevevino

                                          Title:  V.P. & C.F.O.
                                                -------------------------------